UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549

                     SCHEDULE 13G

       Under the Securities Exchange Act of 1934
                   (Amendment No. 1)

              PERENNIAL HEALTH SYSTEMS, INC.
                   (Name of Issuer)

              Common Stock, No Par Value
            (Title of Class of Securities)

                      71366S 10 7
                    (CUSIP Number)

                     June 30, 1998
(Date of Event Which Requires Filing of this Statement)


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CUSIP No. 71366S 10 7                   13G                 Page 2 of 6


1 NAME OF REPORTING PERSON
   Retirement Care Associates, Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a)
    (b)    X

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
   Colorado

Number of Shares Beneficially Owned by Each Reporting Person With

5 SOLE VOTING POWER
   3,661,000

6 SHARED VOTING POWER
   0

7 SOLE DISPOSITIVE POWER
   3,661,000

8 SHARED DISPOSITIVE POWER
   0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   3,661,000

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
SHARES*
    Not applicable

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    27.4%

12 TYPE OF REPORTING PERSON*
    CO


* See instructions before filling out.

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CUSIP No. 71366S 10 7                   13G                 Page 3 of 6


1 NAME OF REPORTING PERSON
   Sun Healthcare Group, Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a)
    (b)   X

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware

Number of Shares Beneficially Owned by Each Reporting Person With

5 SOLE VOTING POWER
   0

6 SHARED VOTING POWER
   3,661,000

7 SOLE DISPOSITIVE POWER
   0

8 SHARED DISPOSITIVE POWER
   3,661,000

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   3,661,000

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
SHARES*
     Not applicable

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     27.4%

12 TYPE OF REPORTING PERSON*
     CO


* See instructions before filling out.

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CUSIP No. 71366S 10 7                   13G                 Page 4 of 6


Item 1.

     (a) Name of Issuer: Perennial Health Systems, Inc.
     (b) Address of Issuer's Principal Executive Offices:

     325 West Main Street, Suite 1400B
     Louisville, Kentucky 40202

Item 2.

     (a) Name of Person Filing: (1) Retirement Care Associates, Inc.
                                (2) Sun Healthcare Group, Inc. (Retirement Care
                                    Associates, nc. is wholly owned by Sun
                                    Healthcare Group, Inc. and as such Sun
                                    Healthcare Group, Inc. may be deemed to be the beneficial owner of the shares held by Retirement Care Associates, Inc.)

     (b) Address of Principal Business Office:

     (1) & (2) 101 Sun Avenue NE
               Albuquerque, New Mexico 87109

     (c) Citizenship: (1) Colorado
                      (2) Delaware
     (d) Title of Class of Securities: Common Stock, No Par Value
     (e) CUSIP No.: 453224 10 7

Item 4. Ownership.

     (a) Amount Beneficially Owned:
     (1) Retirement Care Associates, Inc. - 3,661,000
     (2) Sun Healthcare Group, Inc. - 3,661,000
     (b) Percent of Class:
     (1) Retirement Care Associates, Inc. - 27.4 %
     (2) Sun Healthcare Group, Inc. - 27.4%
     (c) Number of Shares as to which such person has:
     (i) sole power to vote or to direct the vote:
          (1) Retirement Care Associates, Inc. - 3,661,000
          (2) Sun Healthcare Group, Inc. - 0
     (ii) shared power to vote or to direct the vote:
          (1) Retirement Care Associates, Inc. - 0
          (2) Sun Healthcare Group, Inc. - 3,661,000

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CUSIP No. 71366S 10 7                   13G                 Page 5 of 6


     (iii) sole power to dispose or to direct the disposition of:
           (1) Retirement Care Associates, Inc. - 3,661,000
           (2) Sun Healthcare Group, Inc. - 0
     (iv) shared power to dispose or to direct the disposition of:
          (1) Retirement Care Associates, Inc. - 0
          (2) Sun Healthcare Group, Inc. - 3,661,000

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CUSIP No. 71366S 10 7                 13G                     Page 6 of 6


                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      SUN HEALTHCARE GROUP, INC.

Date:  February 11, 1999              By :  /s/ William C. Warrick
                                            William C. Warrick, Vice President
                                            and Corporate Controller


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     RETIREMENT CARE ASSOCIATES,INC.

Date:  February 11, 1999             By :  /s/ William C. Warrick
                                           William C. Warrick, Vice President
                                           and Controller